As filed with the Securities and Exchange Commission on April 1, 2003
                                                           Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EP MEDSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
              NEW JERSEY                                         22-3212190
        (State or Other Jurisdiction of Incorporation or Organization)
                      (I.R.S. Employer Identification No.)
                         575 Route 73 North, Building D
                          West Berlin, New Jersey 08091
                            Telephone (856) 753-8533

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                REINHARD SCHMIDT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EP MEDSYSTEMS, INC.
                         575 ROUTE 73 NORTH, BUILDING D
                          WEST BERLIN, NEW JERSEY 08091
                            TELEPHONE (856) 753-8533

            (Name, Address, Including Zip Code, and Telephone Number,
                             Including Area Code, of
                            Agent For Service) Copies
                                     to:


                           SALVATORE J. VITIELLO, ESQ.
                       HELLER EHRMAN WHITE & McAuliffe LLP
                              120 WEST 45TH STREET
                          NEW YORK, NEW YORK 10036-4041
                            TELEPHONE (212) 832-8300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE

============================ ================== ====================== ====================== ======================

                                                  Proposed Maximum       Proposed Maximum
  TITLE OF EACH CLASS OF       AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED             UNIT(1)               PRICE(1)           REGISTRATION FEE
---------------------------- ------------------ ---------------------- ---------------------- ----------------------

   Common Stock, no par
value, $0.001 stated value
            (1)                  3,332,464           $  1.45                $4,832,073               $391.00
                                 ---------            ---------              ---------              ---------
---------------------------- ------------------ ---------------------- ---------------------- ----------------------


(1) Calculated according to Rule 457(g) of the Securities Act of 1933, as amended.

(2) Based on the weighted average offering price as follows: 2,007,495 shares of common stock at $1.23 per share, 210,084 shares of common stock at $2.38 per share, 311,915 shares of common stock at $1.60 per share, and 802,990 shares of common stock issuable upon the exercise of the warrants, which have an exercise price of $1.6943 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES(S) AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

                   Subject To Completion, Dated April 1, 2003

                                   PROSPECTUS

                               EP MEDSYSTEMS, INC.
                        3,332,464 SHARES OF COMMON STOCK

         The shareholders identified on page 18 are offering to sell up to 3,332,464 shares of common stock of EP MedSystems, Inc., 2,529,474 of which are currently issued and outstanding and 802,990 of which are issuable upon the exercise of outstanding warrants, in each case which were previously issued by us to the selling shareholders in private transactions.

         We will not receive any proceeds from the resale of shares of our common stock or the warrants. If the warrants are exercised by either the selling shareholders or subsequent purchasers of the warrants, we will receive the net proceeds from such exercise. The expenses of the registration of the Shares under the Securities Act of 1933, as amended, and the registration or qualification of the Shares under any applicable state securities laws will be paid by us.

         Beginning on March 31, 2003, our common stock will trade on The Nasdaq SmallCap Market under the symbol "EPMD." On March 31, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $1.66 per share.

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS ______________, 2003


     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Commission is effective. This prospectus is not an offer to sell the securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is permitted.

         You should rely only on the information in this prospectus or any supplement or in information incorporated herein by reference. We have not authorized anyone else to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.



                                TABLE OF CONTENTS

                                                                                                               Page

ABOUT THIS PROSPECTUS............................................................................................2
---------------------
PROSPECTUS SUMMARY...............................................................................................2
------------------
ABOUT EP MEDSYSTEMS, INC.........................................................................................3
-------------------------
RISK FACTORS.....................................................................................................5
------------
FORWARD-LOOKING STATEMENTS......................................................................................17
--------------------------
USE OF PROCEEDS.................................................................................................18
---------------
SELLING SHAREHOLDERS............................................................................................18
--------------------
DESCRIPTION OF THE TERMS OF EXERCISE OF THE WARRANTS............................................................19
----------------------------------------------------
REGISTRATION RIGHTS AND LIQUIDATED DAMAGES......................................................................22
------------------------------------------
PLAN OF DISTRIBUTION............................................................................................23
--------------------
WHERE YOU CAN FIND MORE INFORMATION.............................................................................24
-----------------------------------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................25
-----------------------------------------------
LEGAL MATTERS...................................................................................................25
-------------
EXPERTS  .......................................................................................................25

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf registration" process. You should read this prospectus and any supplement together with additional information described under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                               PROSPECTUS SUMMARY


         THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE DISCUSSION REGARDING THE RISKS OF INVESTING IN THE COMMON STOCK OF EP MEDSYSTEMS UNDER THE SECTION ENTITLED "RISK FACTORS," BEFORE INVESTING IN THE EP MEDSYSTEMS COMMON STOCK. EP WORKMATE(R), ALERT(R) SYSTEM, ALERT(R) COMPANION, SILVERFLEX(R), PROCATH(R), V-LERT(R), ALERT VT(R), AND VIEWMATE(R) ARE OUR REGISTERED TRADEMARKS. EP-3(TM) STIMULATORAND VIEWFLEX(TM) ARE OUR TRADEMARKS.


         REFERENCES IN THIS PROSPECTUS TO "WE," "US" AND "OUR" REFER TO EP MEDSYSTEMS, INC., A NEW JERSEY CORPORATION. THE SHARES OF COMMON STOCK OFFERED FOR RESALE PURSUANT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, INCLUDING THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS (AS DESCRIBED IN THIS PROSPECTUS), ARE REFERRED TO IN THIS PROSPECTUS AS THE "SHARES."

                            ABOUT EP MEDSYSTEMS, INC.

Business

         We were incorporated in New Jersey in January 1993 and operate in a single industry segment. We develop, manufacture and market a broad-based line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since our inception, we have acquired technology, developed new products and begun to market various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters, the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters, the ViewMate(R)intracardiac ultrasound catheter system and related disposable supplies like our unique one-piece catheter.


         Our leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmias. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. The EP-WorkMate(R) and EP-3(TM) Stimulator accounted for approximately 81% of our total sales revenues in 2002 and approximately 86% of our total sales revenues in 2001. We also market a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 3% of our total sales revenues in 2002 and approximately 6% of our total sales revenues in 2001. The sale of fluoroscopy units in the third quarter accounted for approximately 10% of sales for the year ended December 31, 2002. While we no longer have an agreement to sell the types of units, we are evaluating strategic opportunities in this area.


         We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as an area of interest for our ongoing development efforts. Atrial fibrillation is a condition where waves of energy collect within the atria, the upper chambers of the heart, causing erratic electrical signals that prevent the atria from providing appropriate blood flow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2,000,000 of such patients in the United States) with an estimated 300,000 to 400,000 new cases diagnosed each year. Although not immediately life-threatening, patients with atrial fibrillation exhibit symptoms such as palpitations, fatigue and dizziness, among others. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.


         In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy, bi-phasic electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 6% of our total sales revenues in 2002 and approximately 8% of our total sales revenues in 2001. In November 2002, we received pre-market approval from the FDA to sell the Alert(R) System in the United States.

         We have also developed the ViewMate(R) intracardiac ultrasound catheter system consisting of ViewMate(R) ultrasound imaging console and Viewflex(R) intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside of the chambers of the heart. We believe that the ViewMate(R)ultrasound system may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias, such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We filed for CE Mark authorization in January 2003 and we expect to file for 510(K) approval to sell the system in the United States in the first half of 2003. We do not anticipate receiving approval to sell the ViewMate(R)Ultrasound System until the second quarter of 2003, if approved at all.


         We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

         For additional information relating to our business, operations, properties and other matters, see the documents referred to in this prospectus under the section entitled "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the section entitled "Incorporation of Certain Documents by Reference."

Corporate Information

         We were incorporated in New Jersey in January 1993 and operate in a single industry segment. Our principal offices are located at 575 Route 73 North, Building D, West Berlin, New Jersey, 08091, and our telephone number is 856-753-8533.

Common Stock

         Until March 28, 2003, our common stock traded on the Nasdaq National Market under the symbol "EPMD." Beginning on March 31, 2003, our common stock began trading on The Nasdaq SmallCap Market under the symbol "EPMD."

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding to invest in our common stock. An investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and the notes thereto.

I. RISK FACTORS RELATING TO EP MEDSYSTEMS, INC. AND THE INDUSTRY IN WHICH WE OPERATE.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES.

         We were incorporated in January 1993 and completed the initial public offering of our common stock in June 1996. We have incurred substantial operating losses in each year since 1993, with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses for the years since our initial public offering in the approximate amounts set forth below:


                             1996                        $1,571,000
                             1997                        $4,864,000
                             1998                        $4,511,000
                             1999                        $2,996,876
                             2000                        $4,633,652
                             2001                        $4,089,105
                             2002                        $5,048,386


         For the year ended December 31, 2002, we had an accumulated deficit of approximately $31.2 million. Our net sales revenue did not cover our operating expenses of approximately $17.7 million for the year ended December 31, 2002. For the year ended December 31, 2001, we had an accumulated deficit of approximately $26.2 million. Our net sales revenue did not cover our operating expenses of approximately $14.2 million for the year ended December 31, 2001. We expect that our operating expenses will continue to exceed the revenues, and as such, we will continue to incur operating losses.

WE WILL NEED ADDITIONAL FUNDS TO SUPPORT OPERATIONS AND MAY NEED TO REDUCE OPERATIONS, SELL STOCK OR ASSETS, OR MERGE WITH ANOTHER ENTITY TO CONTINUE OPERATIONS.

         Our operations to date have consumed substantial capital resources, and we will continue to expend substantial and increasing amounts of capital for research, product development and testing to establish commercial-scale manufacturing capabilities, and to market potential products. We will need to raise additional funds. If we are not able to do so, we will not be able to fund our operations.

         Our future capital requirements will depend on many factors, including:

o        continued scientific progress in our research and development programs,

o        the size and complexity of our research and development programs,

o        the scope and results of testing and trials of our products,

o        the time and costs involved in applying for regulatory approvals,

o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

o        competing technological and market developments,

o our ability to establish and maintain collaborative research and development arrangements, and

o        the cost of manufacturing scale-up and product commercialization.


         We expect our existing capital resources, including the capital previously raised through the sale of stock that may be offered for resale under this prospectus, will be sufficient to fund our activities, as currently planned, for at least the next twelve months. However, the amounts expended by us for various purposes may vary significantly, and it is possible that our cash requirements will exceed current projections and that we will therefore need additional financing sooner than currently expected. In the future, it is possible that we will not have adequate resources to support our business activities. In addition, a $3.2 million promissory note, plus accrued interest, payable to Medtronic International Limited, an affiliate of Medtronic, Inc., one of our shareholders, is due on April 1, 2004. Our estimated operating cash flows through the maturity date of that note are not sufficient to meet this obligation. We intend to seek refinancing of that note prior to its due date; however, there can be no assurance that we will be able to identify or close a financing transaction, or that any such transactions will provide sufficient resources to repay that note.


         We actively seek additional funding, including public and private financings. Our choice of financing alternatives may vary from time to time depending upon various factors, including the market price of our securities, conditions in the financial markets, and the interest of other entities in strategic transactions with us. There can be no guarantee that additional financing will be available on acceptable terms, if at all, whether through collaborative arrangement, issuance of securities, or otherwise. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that require us to relinquish rights to certain technologies or potential products. This could have a negative impact on our ability to develop products, or to achieve profitability if our products are brought to market. If we obtain additional funding through sales of securities, your investment in us will be diluted.

WE MAY NEED TO ESTABLISH COLLABORATIVE AGREEMENTS, AND THIS COULD HAVE A NEGATIVE EFFECT ON OUR FREEDOM TO OPERATE OUR BUSINESS OR PROFIT FULLY FROM SALES OF OUR PRODUCTS.

         We may seek to collaborate with other medical device companies to gain access to their research and development, manufacturing, marketing and financial resources. However, we may not be able to negotiate arrangements with any collaborative partners on acceptable terms, if at all. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or to profit fully from the sales of our products.

         Once a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

         Without collaborative arrangements, we must fund our own research and development activities, accelerating the depletion of our capital and requiring us to develop our own marketing capabilities. Therefore, if we are unable to establish and maintain collaborative arrangements, we could experience a material adverse effect on our ability to develop products and, once developed, to market them successfully.

OUR SUCCESS WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THE EP-WORKMATE(R).

         Our ability to increase revenues over the next several years will depend on the continued acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation. The EP-WorkMate(R) and its integrated stimulator, EP-3(TM), accounted for 81% and 82% of our sales in the years ended December 31, 2002 and 2001, respectively. Because the EP-WorkMate(R) has a list price of approximately $140,000 with an integrated EP-3(TM) Stimulator, each sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. We cannot be sure that the EP-WorkMate(R)'s present level of market acceptance and sales can be maintained, a decrease in either of which could have a material adverse effect on our business, results of operations and financial condition.

WE ARE REQUIRED TO OBTAIN REGULATORY APPROVALS IN ORDER TO MANUFACTURE AND MARKET OUR PRODUCTS AND OUR SUCCESS WILL DEPEND UPON OUR ABILITY TO OBTAIN THOSE APPROVALS.


         We have received regulatory approval for all of our products, except for our ViewMate(R)intracardiac ultrasound catheter system and the ALERT(R) CS/RA catheter product line. We have currently filed with the European Regulatory Body to affix the CE mark onto the ViewMate(R)intracardiac ultrasound catheter system and the ALERT(R) CS/RA catheter product line, allowing for sale of the products in the European Community. In addition, we plan to file with the FDA to sell the products in the United States during the first half of 2003. Approval of these two products by the European Regulatory Body and the FDA is based upon, among other things, the results of clinical trials that demonstrate the safety and efficacy of such products. Our failure to obtain regulatory approval by the European Regulatory Body and the FDA of these products would have a material adverse effect on our business and financial condition.

         ACCEPTANCE OF OUR PRODUCTS BY PHYSICIANS AND OTHER CLINICIANS IS CRITICAL TO OUR SUCCESS.

         Acceptance and use of our products by physicians and other clinicians is critical to our success. Their acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness and favorable reimbursement policies of third-party payors, such as insurance companies, Medicare and other governmental programs. Our failure to obtain physician and other clinician acceptance of our products would have a material adverse effect on our business, results of operations and financial condition.

OUR PROFITABILITY WILL DEPEND ON OUR ABILITY TO MANUFACTURE OUR PRODUCTS EFFICIENTLY AND ECONOMICALLY.

         Our profitability will depend on our ability to manufacture our products efficiently and economically. Our failure to obtain manufacturing efficiency in our manufacturing processes and reliable sub-contractors will affect our profitability and could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND MANUFACTURING CAPACITY, WHICH MAY AFFECT OUR ABILITY TO PRODUCE COMMERCIALLY VIABLE PRODUCTS IN SUFFICIENT QUANTITIES.

         We have limited experience in manufacturing our catheter products generally, and specifically, we have limited experience manufacturing all of our products in volumes necessary for us to achieve commercial profitability. We may not be able to establish or maintain reliable, high-volume, cost-effective manufacturing capacity, which is critical to our future profitability. Increasing our manufacturing capacity may make it more difficult for us to:

o        maintain quality control and assurance,

o        maintain adequate component supplies,

o        comply with FDA regulations, and

o        seek additional regulatory approval on new manufacturing processes.

We cannot assure you that we will be able to successfully manufacture our products in volumes sufficient for us to be profitable or that we can successfully increase our manufacturing capacity.

WE DEPEND ON THIRD-PARTY SOURCES TO MANUFACTURE CRITICAL COMPONENTS FOR OUR PRODUCTS.

         We rely on third-party sources to manufacture critical components for the ALERT(R) Companion, EP-WorkMate(R) and EP-3(TM) Stimulator. Any interruption by these third-party sources in the supply of such components would have a material adverse effect on our ability to deliver products in which such components are used. If any interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources could have a material adverse effect on our business, results of operations and financial condition.

OUR PRINCIPAL SHAREHOLDERS HAVE THE ABILITY TO CONTROL US AND THEIR INTERESTS MAY, AT TIMES, CONFLICT WITH THE INTEREST OF OUR OTHER SHAREHOLDERS.

         As a result of prior private placement financings into which we entered, we have shareholders who hold a large percentage of our outstanding shares of common stock. David Jenkins, our Chairman of the Board, beneficially owns, either directly, or indirectly through entities in which he has ownership, approximately 3,357,400 shares of our common stock, or 19.2% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. Abhijeet Lele, one of our directors, beneficially owns, either directly or indirectly through limited partnerships of which he has management control, approximately 2,647,696 shares of our common stock, or 15.2% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. To the extent that these shareholders exercise their voting rights in concert, they may have the ability to control the election of our board of directors, to appoint new management and to control the outcome of matters submitted to a vote of the holders of our common stock. In addition, because our certificate of incorporation does not provide for cumulative voting with respect to election of directors, these shareholders and their affiliates may be able to control the election of members of our board. The interests of these equity holders may at times conflict with the interests of our other shareholders.

OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS AND MARKETPLACE CHANGES.

         The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones to keep pace with technological and marketplace changes. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than we expect, and our efforts may not be successful. Moreover, any new products or refinements to existing products may not be accepted by physicians and patients. If we are unable to successfully respond to technological developments or changes in the marketplace in which we compete, our business, financial condition and prospects may be materially adversely affected.

OUR PATENTS AND PROPRIETARY RIGHTS MIGHT NOT PROVIDE SUFFICIENT PROTECTION.

         Our success and ability to compete in the electrophysiology marketplace depends on our ability to protect our patents, proprietary technology and other intellectual property. We have acquired, and will continue to seek to acquire, patents and have entered into license agreements to obtain rights, including patent rights, of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the United States and other countries.

         In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R) and EP-3(TM) Stimulator) is copyrighted, however, existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

IF WE ARE UNABLE TO PAY ROYALTIES, WE MAY LOSE OUR RIGHTS TO USE CERTAIN IMPORTANT TECHNOLOGY.

         We have entered into several technology agreements, which require us to pay royalties, including, in some cases, minimum annual royalties. In 2002, we had royalty expenses equal to approximately $78,000 payable in connection with those agreements. Under the terms of our agreement relating to the SilverFlex(R) technology, minimum royalties became payable in 2002 at the rate of $3,000 per quarter or, in the alternative, at our option, we may grant to the inventor of the technology, a non-exclusive, royalty-free license to the patent allowing for the use of the technology as well as sublicensing it to third parties. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to us under these agreements. The loss of these rights would effect our ability to make, market and sell the ALERT(R) product line and the SilverFlex(R) product line, which could have a material adverse affect on our business, results of operations, financial condition and prospects.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

         Litigation over infringement claims is frequent in the medical device industry. We may have to defend against third party intellectual property claims or litigate against third parties that are infringing on our patents or other intellectual property rights. Any intellectual property litigation, with or without merit, would be time consuming and costly. The result of such litigation could cause us to cancel or delay shipments of any products found to be employing another party's intellectual property rights, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid any alleged infringement of a third party's intellectual property rights. Accordingly, we could be prevented from manufacturing and selling some of our products. Litigation to defend against third party patents and other intellectual property claims and litigation initiated by us to protect our patents and other intellectual property rights, may be costly and time consuming to our management. Such costs may be prohibitive and may affect our ability to defend against or initiate patent and other intellectual property claims. In addition, any litigation of this type might require our management to focus on matters outside of the day-to-day operations of our business. Our inability to defend against any type of intellectual property claim or protect our own intellectual property may have a material adverse effect on our business, results of operations and financial condition.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, MARKETING AND OTHER RESOURCES THAN WE DO, WHICH MAY AFFECT OUR FUTURE SUCCESS.

         The medical device market, particularly in the area of electrophysiology products, is highly competitive and is characterized by rapid product development and technological change.

 Many of our competitors have access to significantly greater financial, marketing and other resources than we do. The greater resources of our competitors could enable them to develop competing products more quickly so as to make it difficult for us to develop a share of the market for these products. By having greater resources, our competitors may also be able to respond more quickly to technology changes in the marketplace and may be able to obtain regulatory approval for products more quickly than we can. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

THIRD-PARTY REIMBURSEMENT MIGHT BE DENIED OR BE UNAVAILABLE FOR SOME OF OUR PRODUCTS, AND WE MAY NOT EARN AS MUCH INCOME FROM THE SALE OF OUR PRODUCTS AS WE CURRENTLY ANTICIPATE.

         Our products are generally purchased by physicians or medical institutions. In the United States, third-party payors, such as Medicare, Medicaid and private insurers, are billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Procedures involving the EP-WorkMate(R) and the ALERT(R) System currently are eligible for reimbursement. However, changes in FDA regulations or in third-party payor policies could limit or make reimbursement unavailable for procedures using these products or other products that we currently have or that we may develop in the future, which could have a material adverse affect on business, results of operations and financial condition.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON OUR KEY PERSONNEL AND THE LOSS OF ANY OF THESE PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The success of our business is dependent, to a significant extent, upon the abilities and continued efforts of our senior management team, including Reinhard Schmidt, our President and Chief Executive Officer and a member of our board of directors. Our success also depends upon certain of our research and development and other scientific personnel. We have an employment contract with Mr. Schmidt, but none of our other executive officers or key scientific personnel currently has an employment agreement with us. We currently maintain key-man life insurance on our Chairman and our Vice President of Engineering, but there can be no assurance that these policies will be maintained or renewed. The loss of any of these persons and the inability to quickly attract replacements for these key personnel could have a material adverse effect on our business, results of operations and financial condition.


WE MIGHT NOT BE ABLE TO ATTRACT, MANAGE AND RETAIN OUR SALES FORCE AND THIRD-PARTY DISTRIBUTORS, WHICH MAY AFFECT OUR ABILITY TO PROMOTE AND SELL OUR PRODUCTS.

         We utilize our own direct sales and marketing force to sell and promote our products in the United States and France. We might not be able to continue to attract, manage and retain a qualified sales and marketing force who can successfully promote our products, which could materially adversely affect our business, results of operations and financial condition.

         We generate sales throughout the rest of the world through a distribution network. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets. If our current or future distributors are not successful in actively and effectively marketing our products, it could have a material adverse affect on our business and prospects.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH, IF SUCCESSFUL, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

         We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that our technologies or products are alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure as our products are highly complex and some are or will be used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. In addition, misuse of these products, including the misuse or reuse of our catheters, may increase the risk of a patient experiencing adverse effects and, as a result, the risk of product liability claims.

         We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. An inability to obtain or maintain product liability insurance at acceptable costs or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of some or all of our products. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance, could have a material adverse effect on our business, results of operations and financial condition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH SALES IN MULTIPLE COUNTRIES.

         We derive a significant portion of our revenues from sources outside the United States. In 2002, approximately 37% of our net sales were derived from sales outside the United States, and in 2001, approximately 38% of our net sales were derived from sales outside the United States. We expect international sales will continue to represent a significant percentage of our total sales and we intend to continue to increase our operations outside of the United States. We sell our products in the countries of the European Community and in Japan, Turkey, Saudi Arabia and China, among others. While we attempt to mitigate risks associated with international sales, as a result of the significant portion of our revenues derived from such international sales, we are subject to associated risks, including:

o        export license requirements;

o currency devaluations and fluctuations in currency exchange rates, particularly in Europe in connection with the Euro and pounds sterling;

o        imposition of or increases in customs duties and other tariffs;

o        inability to definitively determine or satisfy legal requirements;

o        inability to effectively enforce contract or legal rights;

o inability to obtain complete financial and other information under local legal, judicial, regulatory, disclosure and other systems;

o        unexpected changes in regulatory requirements;

o nationalization and other risks, which could result from a change in government or other political, social or economic instability;

o        extended collection periods for accounts receivable;

o        potentially inadequate protections of intellectual property rights; and

o        restrictions on repatriation of earnings;

o the effects of terrorism, wars or other geopolitical events, which directly or indirectly, impact the demands for products manufactured or sold by United States' companies or the global economy generally.

These risks could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS AND FINANCIAL CONDITION ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES ARISING FROM DOMESTIC AND INTERNATIONAL LAWS AND REGULATIONS.

         UNITED STATES. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Our ability to continue to sell our products commercially is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. For example, in July 2001, subsequent to an inspection by the FDA of our manufacturing facility in West Berlin, New Jersey, we received a "warning letter" from the FDA requiring us to investigate and correct violations at the facility. Such violations were primarily in connection with our procedures regarding design and manufacturing process controls. We responded to all of the issues raised in the warning letter and the FDA subsequently completed a re-audit of the facility in January 2002 and determined that we were satisfactorily complying with FDA requirements. While we are currently in full compliance with the FDA, we are subject to additional inspections by the FDA and cannot assure you that we will be in full compliance during any future FDA inspections. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution, any of which could have a material adverse effect on our business, results of operations and financial condition.

         INTERNATIONAL. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within that country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, results of operations, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union. We cannot be sure that we will be successful in maintaining that permission.

POTENTIAL ISSUANCE OF PREFERRED STOCK MAY DELAY, DEFER OR PREVENT CORPORATE TAKEOVER.

         The board of directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock. Currently, 373,779 shares of our Series A Convertible Preferred Stock are outstanding and are owned by Medtronic, Inc. ("Medtronic"). Those shares are currently convertible, at our or Medtronic's option, into 446,355 shares of common stock. With certain customary exceptions, the number of shares of our common stock that may be received by the holder upon conversion of those preferred shares may be increased based on a customary weighted-average anti-dilution formula, if we issue or sell shares of our common stock, or securities convertible or exercisable for shares of our common stock, at a price that is less than $1.715 per share. We have no present intention to issue additional shares of preferred stock. The potential future issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of us or otherwise adversely affecting the rights of the holders of common stock.

         Our certificate of incorporation does not provide for cumulative voting with respect to the election of directors but does not provide for staggered elections of our board of directors. As a result, shareholders who have large holdings of our common stock may be able to control the election of members of our board, which may have the effect of delaying or preventing a change in control of us, including transactions in which our shareholders might otherwise receive a premium for their shares over current market prices.

II.      RISK FACTORS RELATED SPECIFICALLY TO OUR COMMON STOCK

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

         The market price of our common stock has been and is likely to continue to be highly volatile. Market prices for securities of medical device companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors can have a significant effect on the market price of our common stock:

o announcements of technological innovations or new products by us or others,

o        clinical trial results,

o        developments concerning agreements with collaborators,

o        government regulation,

o        developments in patent or other proprietary rights,

o public concern as to the safety of electrophysiology products developed by us or others,

o future sales of substantial amounts of our common stock by existing shareholders, and

o        comments by securities analysts and general market conditions.

         The realization of any of the risks described in these "Risk Factors" could have a negative affect on the market price of our common stock.

OUR COMMON STOCK WAS RECENTLY TRANSFERRED FROM NASDAQ NATIONAL MARKET LISTING TO THE NASDAQ SMALLCAP MARKET QUOTATION SYSTEM. IN THE FUTURE, OUR COMMON STOCK MAY BE REMOVED FROM LISTING ON THE NASDAQ SMALLCAP MARKET QUOTATION SYSTEM AND MAY NOT QUALIFY FOR LISTING ON ANY STOCK EXCHANGE, IN WHICH CASE IT MAY BE DIFFICULT TO FIND A MARKET IN OUR COMMON STOCK.

         Until March 28, 2003, our common stock was listed and traded on the Nasdaq National Market. On March 31, 2003, our securities began trading on The Nasdaq SmallCap Market. Nasdaq has several requirements for companies to meet for continued listing, including minimum stockholders' equity. In January, 2003, we received a notice from Nasdaq that we were not in compliance with the $10 million stockholders' equity standard for continued listing on the Nasdaq National Market, as set forth in Nasdaq Marketplace Rule 4450(a)(3). In February 2003, we attended a hearing before the Nasdaq Listing Qualifications Panel to request a transfer of our listing to The Nasdaq SmallCap Market. On March 27, 2003, we received notice from Nasdaq that our common stock listing will be transferred from the Nasdaq National Market to The Nasdaq SmallCap Market quotation system, effective March 31, 2003, subject to our compliance with certain conditions. Those conditions include a requirement that we publicly file, on or before April 4, 2003, evidence that our stockholders' equity is at least $4,000,000. On April 1, 2003 the April 4, 2003 date was extended by Nasdaq to April 14, 2003. If we fail to comply with those conditions or fail to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market, Nasdaq has notified us that our common stock will be delisted from The Nasdaq SmallCap market. There can be no assurance that we will satisfy those conditions or will satisfy the requirements for continued listing on The Nasdaq SmallCap Market.

         If our common stock is no longer traded on The Nasdaq SmallCap Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. In addition, the transfer of our common stock to The Nasdaq SmallCap Market may adversely affect the liquidity and trading volume of our common stock and reduce or eliminate the number of market makers willing to trade in our common stock, making it more likely that wider fluctuations in the quoted price of our common stock will occur. As a result, there is a risk that holders of our common stock will not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

         If we fail to maintain our listing on The Nasdaq SmallCap Market for any reason, our common stock will be considered a penny stock under regulations of the SEC and trade on the "pink sheets". Being listed on the pink sheets would impose additional sales practice requirements on broker-dealers who buy and sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and your availability to sell our securities in the secondary market. This also would limit our ability to raise additional financing.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE.

         Sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings. In addition to the shares available to be re-sold in this offering, we have outstanding the following shares of common stock:

o Approximately 14,918,652 shares of common stock are either freely tradeable in the public markets or are eligible for sale in the public markets.

o As of March 26, 2003, there are an aggregate of 752,244 shares of common stock that may be issued on the exercise of outstanding stock options granted under our 1995 Long Term Incentive Plan, 1995 Director Option Plan and our 2002 Stock Option Plan at a weighted average exercise price of $2.62 per share.

o As of March 26, 2003, there are an aggregate of 2,157,740 shares of common stock that may be issued on the exercise of outstanding warrants.

o We have in effect registration statements under the Securities Act registering approximately 1,395,000 shares of common stock reserved under our stock option and long term incentive plans. Approximately 575,000 shares of common stock that may be issued on the exercise of outstanding stock options will be available for public resale under SEC Rule 144 pursuant to Rule 701 under the Securities Act.

We cannot estimate the number of shares of common stock that may actually be resold in the public market since this will depend upon the market price for the common stock, the individual circumstances of the sellers and other factors. We also have a number of shareholders, including the selling shareholders named in this prospectus, that own significant blocks of our common stock. Such concentration of ownership could affect the liquidity of our common stock and have an adverse effect on the price of our common stock. If these shareholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could drop significantly.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

o        our financial prospects,

o        our financing plans,

o        trends affecting our financial condition or operating results,

o our strategies for growth, operations, and product development and commercialization, and

o        conditions or trends in or factors affecting the medical device market.

You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause these differences. Those factors include, among others, the high cost and uncertainty of technology and electrophysiology product development, which can result in loss of profitability and long delays in getting our products to market.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the resale of the Shares. All proceeds from the sale of these shares will be solely for the accounts of the selling shareholders. If the warrants are exercised by either the selling shareholders or any subsequent purchaser of the warrants, we will receive the net proceeds from such exercises. Those net proceeds will be used for working capital and/or general corporate purposes.

                              SELLING SHAREHOLDERS

         The following table identifies the selling shareholders and sets forth information regarding the number of Shares (1) beneficially owned by each selling shareholder prior to this offering, (2) each selling shareholder or its nominee may sell pursuant to this prospectus and (3) beneficially owned by each selling shareholder after this offering. This information has been obtained from the selling shareholders. Since the date on which the selling shareholders provided us with the information below, the selling shareholder may have sold, transferred or otherwise disposed of some or all of their shares of common stock in transactions exempt from the registration requirements of the Securities Act. The Shares are being registered to permit public secondary trading of the Shares which the selling shareholders may offer for resale from time to time. Because the selling shareholders may sell all or some of the Shares covered under this prospectus, no estimate can be given as to the number of Shares that will be held by the selling shareholders upon termination of this offering. For purposes of compiling this table, we have assumed that the selling shareholders will sell all of the Shares offered hereby.

         The information in the table is as of the date of this prospectus.

                                           STOCK BENEFICIALLY OWNED             STOCK              STOCK BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING(1)           OFFERED BY              AFTER THE OFFERING
SELLING SHAREHOLDERS                        STOCK       PERCENT(2)        THIS PROSPECTUS(3)        STOCK           PERCENT(2)
--------------------                        -----       -------           ---------------           -----           -------
Michael R. Hamblett..............          114,800             *               114,800               -                  -
Heimdell Investments Ltd.........          853,658            4.9%             853,658               -                  -
MedCap Partners L.P. ............          175,000            1.0%             175,000               -                  -
Bonanza Capital Master Fund Ltd..          341,463            2.0%             341,463               -                  -
EGS Private Healthcare
Partnership L.P. (4).............         2,316,734          13.3%            1,004,234          1,312,500             7.5%
EGS Private Healthcare
Counterpart L.P. (4).............          330,962            2.0%              143,462           187,500              1.0%
Adams Harkness & Hill, Inc. (5)..          177,848            1.0%             177,848               -                  -
Boston Scientific Corporation (6)          521,999            3.0%             521,999               -                  -
-----------------


* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1) Beneficial ownership is determined in accordance with Rule
    13d-3 of the Exchange Act.

(2) Percentages are based upon the assumption that all of the Shares offered by such selling shareholder have been sold and are computed on the basis of 17,448,126 shares of common stock issued and outstanding as of March 31, 2003, together with the applicable options and/or warrants held by the selling shareholders.

(3) Under the column "Stock Offered By This Prospectus," the shares of common stock currently held by the selling shareholders and the shares of common stock which would be received upon exercise of the warrants held by the selling shareholders are listed. However, according to the terms of the warrants, such warrants are not exercisable until August 2, 2003, and are, therefore, deemed not to be beneficially owned by such selling shareholder pursuant to Rule 13d-3 of the Exchange Act. Such warrants to purchase shares of common stock are held by such selling shareholders, as follows:
    Michael R. Hamblett - 32,800; Heimdell Investments Ltd. - 243,902; MedCap Partners L.P. - 50,000; Bonanza Capital Master Fund Ltd. - 97,561; EGS Private Healthcare Partnership L.P. - 286,924; EGS Private Healthcare Counterpart L.P. - 40,989; and Adams Harkness & Hill, Inc. - 50,814.
(4) EGS Private Healthcare Partnership L.P. and EGS Private Healthcare Counterpart L.P. share common management and certain common ownership. Abhijeet Lele is the managing member of the general partner of each of these partnerships and is also a director of EP MedSystems Inc.
(5) Adams Harkness and Hill, Inc. was the placement agent for the sale of the Shares to the selling shareholders.
(6) These Shares are being registered
     for resale hereunder pursuant to "piggyback" registration rights granted under a Registration Rights Agreement between EP MedSystems and Boston Scientific Corporation, dated September 5, 2002.

              DESCRIPTION OF THE TERMS OF EXERCISE OF THE WARRANTS

         We issued warrants (referred to below as the "Warrants") to the selling shareholders named herein (except Boston Scientific Corporation) as part of the sale to such selling shareholders of common stock being offered for resale by the registration statement of which this prospectus is a part, pursuant to a Common Stock and Warrant Purchase Agreement (the "Agreement"), dated as of January 31, 2003, between us and each of the selling shareholders. The following description is a summary of the material provisions of the Warrants and does not purport to be a complete description of the Warrants. The Warrants are filed as an exhibit to the registration statement of which this prospectus is a part. The Agreement is also filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

         In connection with the sale of shares of our common stock, Warrantholders received the Warrants. For each Warrant received, the Warrantholders are entitled to purchase, upon exercise, 0.4 of a share of our common stock. The Warrants, when exercised, will entitle the holders (the "Warrantholders") to purchase, in the aggregate, 802,990 shares of our common stock (subject to certain anti-dilution adjustments described below) (the "Warrant Shares"), at an exercise price equal to $1.6943 per share (also subject to certain anti-dilution adjustments described below) (the "Exercise Price"). The Warrants are exercisable after August 1, 2003 and will expire on July 31, 2008 (the "Exercise Period"). The Warrantholders will be entitled to exercise all or a portion of their Warrants at any time during the Exercise Period and following the date on which the registration statement covering the issuance of the Warrant Shares, of which this prospectus is a part, is first declared effective, if either (1) such registration statement is then in effect, or (2) the issuance and sale of the Warrant Shares upon exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various Warrantholders or other persons to whom it is proposed that the Warrant Shares be issued upon exercise of the Warrants reside. The Warrants are not, and will not be, registered under the Securities Act.

         The Warrantholders may only pay the Exercise Price in cash. The Warrantholders will have no right to vote on or receive notice of matters submitted to our shareholders and will have no right to receive dividends or any other rights as a shareholder.

OUR RIGHT TO REPURCHASE THE WARRANTS

         We have the right to call, redeem and repurchase all or any part of the Warrants upon 90 days' prior written notice to the Warrantholders (the "Repurchase Period") at $.01 per share (the "Repurchase Price") at any time after the average closing price of our common stock equals or exceeds $2.54 (subject to adjustment as provided below) for any 20 consecutive trading days (the "Trigger Price"). Unless, prior to the expiration of the Repurchase Period, the Warrantholder exercises his, her or its right to purchase the Warrant Shares, the Warrantholder will forfeit his, her or its right to do so, and will be entitled only to payment of the Repurchase Price of such Warrant Shares so designated for repurchase. The Trigger Price shall be subject to the same adjustments provided to be made to the Exercise Price.

RECLASSIFICATION, MERGER OR LIQUIDATION

         In the event of any reclassification of our common stock or any consolidation with or merger of us with another entity, or any sale, lease or conveyance to another entity of our property and assets, Warrantholders have the right to receive, upon the exercise of the Warrants and in lieu of shares of our common stock, a like kind and amount of shares of stock and other securities of such other entity, property and cash (or any combination thereof) as would be issued or paid with respect to shares of our common stock upon such reclassification of our common stock, consolidation or merger or other sale, lease or conveyance.

         We may be required to purchase the Warrants from the Warrantholders for cash in the event of a "Fundamental Transaction" that results in a "change of control" of us, at a purchase price to be determined using a Black Scholes valuation model and assumptions reasonably acceptable to us and the Warrantholders, with a maximum dollar amount of such purchase price not to exceed $3.00 per Warrant Share. Pursuant to the Warrant, a "Fundamental Transaction" is deemed to have occurred if (1) we merge or consolidate with or into another entity, (2) we sell all or substantially all of our assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by us or another entity) is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) there is any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property. Pursuant to the Warrant, a "change of control" of us means a sale of all or substantially all of our assets or a consolidation or merger of us into or with any entity or entities after which the holders of our capital stock immediately prior to the effective date of the Fundamental Transaction hold less than fifty percent (50%) of the aggregate outstanding voting securities of the surviving entity. A change of control of us does not include any Fundamental Transaction that results in us or our successor remaining a public company whose shares trade on the Nasdaq National Market or any national securities exchange.

         In the event of our voluntary or involuntary liquidation, dissolution or winding up, Warrantholders will be given prior notice before the effectiveness of such event. The Warrantholders will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up unless such Warrantholder first exercises his, her or its Warrants. Upon the exercise of such Warrants, each Warrantholder shall be entitled to share, with respect to the shares of our common stock issued upon exercise of such Warrantholder's Warrants, equally and ratably in any cash or non-cash distributions payable to holders of our common stock. Warrantholders will not be entitled to receive payment of any such liquidating distribution until payment of the Exercise Price is made, and the Warrant is surrendered to us in accordance with the terms and provisions of the Warrant.

ADJUSTMENTS

         The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in the following circumstances:

o the payment by us of dividends and other distributions and on our common stock in shares of our common stock or other equity interests in us;

o        subdivisions, combinations and reclassifications of our common stock.

         No adjustment in the Exercise Price will be required if the adjustment is less than $.01 per share (which amount will be proportionately adjusted for stock splits and similar actions); provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Warrants.

                   REGISTRATION RIGHTS AND LIQUIDATED DAMAGES

         On January 31, 2003, we entered into a registration rights agreement relating to the shares of our common stock offered for resale pursuant to this prospectus. In this registration rights agreement, we agreed to: (1) file a registration statement (of which this prospectus is a part) with the SEC, not later than 30 business days after January 31, 2003 (the "Filing Date Deadline"), covering resales of the shares of our common stock offered for resale pursuant to this prospectus; (2) use our best efforts to cause the registration statement (of which this prospectus is a part) to be declared effective within 90 days from the Filing Date Deadline; and (3) keep the registration statement (of which this prospectus is a part) effective until the earlier of (a) the date when all of the shares of our common stock offered for resale pursuant to this prospectus registered hereunder have been sold, and (b) the date that all shares of our common stock offered for resale pursuant to this prospectus may be immediately sold without restriction and without registration under the Securities Act. Thereafter, we shall be entitled to withdraw the registration statement of which this prospectus is a part and the selling shareholders (and their permitted transferees) shall have no further right to offer or sell any of shares of our common stock offered for resale pursuant to this prospectus pursuant to such registration statement.

         Subject to the next sentence, the registration rights agreement provides that (1) if we fail to file the registration statement (of which this prospectus is a part) with the SEC on or prior to the 30th business day after January 31, 2003, or (2) if the registration statement (of which this prospectus is a part) is not declared effective by the SEC on or prior to the 90th day after the Filing Date Deadline (each of clause (1) and (2) are referred to in this section as a "Registration Default"), then we will be required to pay liquidated damages to the Warrantholders. Pursuant to the terms of the Agreement, we agreed to pay to each selling shareholder named herein (and their permitted transferees) liquidated damages in an amount equal to 2.0% of the purchase price for the shares of common stock paid by the selling shareholders named herein for each full 30-day period following the Registration Default until the applicable Registration Default has been cured. In any event, no liquidated damages shall accrue after July 31, 2003.

We will be permitted to suspend the use of the prospectus which is a part of this registration statement for a period not more than two 15-day business periods in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

                              PLAN OF DISTRIBUTION

         The Shares covered hereby may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the Shares being offered hereby: (i) on The Nasdaq SmallCap Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). We believe that usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, if any such broker-dealers purchase shares as principal.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless the Shares has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling shareholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the Shares in the market and to the activities of the selling shareholders and their affiliates. We have agreed to pay for the costs of registering the Shares under the Securities Act of 1933, as amended, including the registration fee payable to the SEC, reasonable fees and disbursements of counsel, accounting fees and printing fees. The selling shareholders will bear all other expenses in connection with this offering, including brokerage commissions.

         We have the right to suspend use of this prospectus under certain circumstances for a period of not more than two 15-day business periods in any twelve month period. We expect we would need to use this right if a preliminary corporate event or action were to develop that may materially affect the price of our common stock and such development had not been appropriately publicly disclosed.

         We have agreed to use its best efforts to maintain the effectiveness of this registration statement of which this prospectus is a part with respect to the Shares offered hereunder by the selling shareholders until the earlier of
(1) the date when all of the Shares registered hereunder have been sold, and (2) the date that all Shares may be immediately sold without restriction and without registration under the Securities Act of 1933, as amended. Thereafter, we shall be entitled to withdraw the registration statement, and the selling shareholders shall have no further right to offer or sell any of the Shares pursuant to the registration statement.

         No sales may be made pursuant to this prospectus after such date unless the we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the Shares offered hereunder.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the Shares, please refer to the registration statement. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the registration statement without charge at the SEC's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the SEC.

         We are required by the Exchange Act to file reports, proxy statements and other information with the SEC. These filings may be inspected and copied (at prescribed rates) at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Further, our filings with the SEC are also available to the public on the SEC's web site at http://www.sec.gov. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with the SEC by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus.

         The following documents we have filed with the SEC are incorporated by reference into this prospectus:

o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003;

o Our Current Reports on Form 8-K, filed on January 15, 2003, February 7, 2003, and March 25, 2003; and

o The description of our common stock contained in our registration statement on Form 8-A filed on April 19, 1996.

         Additionally, all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this prospectus and shall automatically update and supersede this information.

         We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to EP MedSystems, Inc., 575 Route 73 North, Building D, West Berlin, New Jersey 08901, Attention: Corporate Secretary, telephone: (856) 753-8533.

                                  LEGAL MATTERS

         The validity of the Shares offered pursuant to this prospectus will be passed upon for us and the selling shareholders by Heller Ehrman White & McAuliffe LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements, incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or difference information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.




                                3,332,464 SHARES
                                       OF
                               EP MEDSYSTEMS, INC.

                                  COMMON STOCK


                                   PROSPECTUS
                                ___________, 2003

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the Shares registered hereunder (all amounts are estimated except the Commission and Nasdaq fees). Selling commissions and fees and stock transfer taxes are payable individually by the selling shareholders.

Securities and Exchange Commission registration fee........................................            $   391.00
                                                                                              ---------------------
                                                                                              ---------------------
Legal fees and expenses....................................................................              25,000.00
                                                                                              ---------------------
                                                                                              ---------------------
Accountants' fees and expenses.............................................................              10,000.00
                                                                                              ---------------------
                                                                                              ---------------------
Miscellaneous (including EDGARization).....................................................               5,000.00
                                                                                              ---------------------
                                                                                              ---------------------
Total......................................................................................            $ 40,391.00
                                                                                              =====================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term "corporate agent" includes any present or former director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

         With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

         The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

         A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the board of directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

         Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EP Med's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

         In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

         Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER             DESCRIPTION

         4.1               Amended and Restated Certificate of Incorporation (1).

         4.2               Certificate of Amendment to the Amended and Restated Certificate of Incorporation (2).

         4.3               Bylaws, as amended (1).

         4.4               Form of Common Stock Purchase Agreement, dated April 9, 1998, between EP Med and the
                           Purchasers named therein (3).

         4.5               Form of Registration Rights Agreement, dated April 9, 1998, between EP Med and the
                           Purchasers named therein (3).

         4.6 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between EP Med and the Purchasers named therein (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (4).

         4.7               Form of Replacement Warrant, dated as of February 15, 2000, between EP Med and the
                           Purchasers named therein (including Amendment to Registration Rights Agreement and
                           Form of Replacement Warrant) (5).

         4.8               Form of Amended and Restated Common Stock and Warrant
                           Purchase Agreement, dated as of February 16, 2001, between EP Med and the Purchasers named therein
                           (including Exhibit A: Form of Registration Rights
                           Agreement and Exhibit B: Form of Warrant) (6).

         4.9               Registration Rights Agreement, dated March 28, 2001, between EP Med and the Purchasers named therein (7).

         4.10              Warrant, dated March 28, 2001, issued by EP Med to Cardiac Capital, LLC (7).

         4.11              Warrant, dated March 28, 2001, issued by EP Med to Texada Trust (7).

         4.12              Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard Schmidt (8).

         4.13              Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Century Medical, Inc. (2).

         4.14              Registration Rights Agreement, dated as of October 23, 2001, between EP MedSystems and
                           Century Medical, Inc. (2).

         4.15              First Amendment to Distribution Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Century Medical, Inc. (2).

         4.16              Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Medtronic, Inc. (2).

         4.17              Registration Rights Agreement, dated as of October 23, 2001, between EP MedSystems and
                           Medtronic, Inc. (2).

         4.18              Stock Purchase Agreement, dated as of September 5, 2002, between EP MedSystems, Inc.
                           and Boston Scientific Corporation (9).

         4.19              Registration Rights Agreement, dated as of September 5, 2002, between EP MedSystems,
                           Inc. and Boston Scientific Corporation (9).

                                      II-3

         4.20              Common Stock and Warrant Purchase Agreement, dated as of January 31, 2003, by and between EP MedSystems, Inc. and each of the several purchasers named in Exhibit A thereto (10).

         4.21              Registration Rights Agreement, dated as of January 31, 2003, by and between EP
                           MedSystems, Inc. and the Initial Investors referred to therein (10).

         4.22              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Michael R. Hamblett
                           (10).

         4.23              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Heimdall Investments
                           Ltd. (10).

         4.24              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to MedCap Partners L.P.
                           (10).

         4.25              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Bonanza Capital
                           Masterfund Ltd. (10).

         4.26              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private
                           Healthcare Partnership, L.P. (10).

         4.27              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private
                           Healthcare Counterpart, L.P. (10).

         4.28              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Adams, Harkness &
                           Hill, Inc. (10).

         4.29 Amended and Restated Secured Promissory Note issued to Medtronic International Limited on March 13, 2003, together with First Amendment to Note Purchase
                           Agreement, dated March 13, 2003, between Medtronic
                           International Limited and EP MedSystems, Inc. (10).

         4.30              Mortgage Note, dated November 21, 2002, issued to
                           William Winstrom, in the principal amount of $375,000, together with related Mortgage and Security
                           Agreement (10).

         4.31              Mortgage Note, dated November 21, 2002, issued to
                           Anthony Varrichio, in the principal amount of $375,000, together with related Mortgage and Security
                           Agreement (10).

         5.1*              Opinion of Heller Ehrman White & McAuliffe LLP, regarding the legality of the Shares.

         23.1*             Consent of PricewaterhouseCoopers LLP.

                                      II-4

         23.2*             Consent of Heller Ehrman White & McAuliffe LLP (included in its opinion in Exhibit
                           5.1).

         24.1*             Powers of Attorney (included on signature page).

------------------------------------------------
*  filed herewith
(1) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

(2) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, previously filed with the Commission.

(3) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K dated April 15, 1998, previously filed with the Commission.

(4) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K, dated September 7, 1999, previously filed with the Commission.

(5) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1999, previously filed with the Commission.

(6) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K, dated February 26, 2001, previously filed with the Commission.

(7) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2000, previously filed with the Commission.

(8) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No.1 through 4 previously filed with the Commission on June 26, 2001, August 24, 2001, September 28, 2001 and October 12, 2001, respectively.

(9) Incorporated by reference form EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, previously filed with the Commission.

(10) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002, previously filed with the Commission.


ITEM 17.  UNDERTAKINGS

The Registrant will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  (c) Include any additional or changed material information on the plan of distribution.

         Provided, however, that the Registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if the information is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Berlin, State of New Jersey, on the 1st day of April, 2003.

                               EP MEDSYSTEMS, INC.

                               By:
                                 Reinhard Schmidt
                                 President, Chief Executive Officer and Director


         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Reinhard Schmidt and Matthew C. Hill, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 1st day of April , 2003.


                     Signature                                                  Title(s)
    /s/ Reinhard Schmidt                              President, Chief Executive Officer and Director, (Principal Executive Officer)
------------------------------------------
                  Reinhard Schmidt


     /s/ Matthew Hill                                 Chief Financial Officer and Secretary
------------------------------------------           (Principal Financial and Principal Accounting Officer)
                    Matthew Hill
                                      II-7

   /s/   David Jenkins                                Chairman of the Board
 ------------------------------------------
                   David Jenkins

    /s/  Richard C. Williams                          Director
------------------------------------------
                Richard C. Williams

  /s/ Paul L. Ray                                     Director
------------------------------------------
                    Paul L. Ray

    /s/Abhijeet Lele                                  Director
------------------------------------------
                   Abhijeet Lele


                                  EXHIBIT INDEX

EXHIBIT NUMBER             DESCRIPTION

         4.1               Amended and Restated Certificate of Incorporation (1).

         4.2               Certificate of Amendment to the Amended and Restated Certificate of Incorporation (2).

         4.3               Bylaws, as amended (1).

         4.4               Form of Common Stock Purchase Agreement, dated April 9, 1998, between EP Med and the
                           Purchasers named therein (3).

         4.5               Form of Registration Rights Agreement, dated April 9, 1998, between EP Med and the
                           Purchasers named therein (3).

         4.6 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between EP Med and the Purchasers named therein (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (4).

          4.7              Form of Replacement Warrant, dated as of February 15, 2000, between EP Med and the
                           Purchasers named therein (including Amendment to Registration Rights Agreement and
                           Form of Replacement Warrant) (5).

         4.8               Form of Amended and Restated Common Stock and Warrant
                           Purchase Agreement, dated as of February 16, 2001, between EP Med and the Purchasers named therein
                           (including Exhibit A: Form of Registration Rights
                           Agreement and Exhibit B: Form of Warrant) (6).

         4.9               Registration Rights Agreement, dated March 28, 2001, between EP Med and the Purchasers named therein (7).

         4.10              Warrant, dated March 28, 2001, issued by EP Med to Cardiac Capital, LLC (7).

         4.11              Warrant, dated March 28, 2001, issued by EP Med to Texada Trust (7).

         4.12              Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard Schmidt (8).

         4.13              Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Century Medical, Inc. (2).

         4.14              Registration Rights Agreement, dated as of October 23, 2001, between EP MedSystems and
                           Century Medical, Inc. (2).

                                      II-9

         4.15              First Amendment to Distribution Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Century Medical, Inc. (2).

         4.16              Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP
                           MedSystems and Medtronic, Inc. (2).

         4.17              Registration Rights Agreement, dated as of October 23, 2001, between EP MedSystems and
                           Medtronic, Inc. (2).

         4.18              Stock Purchase Agreement, dated as of September 5, 2002, between EP MedSystems, Inc.
                           and Boston Scientific Corporation (9).

         4.19              Registration Rights Agreement, dated as of September 5, 2002, between EP MedSystems,
                           Inc. and Boston Scientific Corporation (9).

         4.20              Common Stock and Warrant Purchase Agreement, dated as of January 31, 2003, by and between EP MedSystems, Inc. and each of the several purchasers named in Exhibit A thereto (10).

         4.21              Registration Rights Agreement, dated as of January 31, 2003, by and between EP
                           MedSystems, Inc. and the Initial Investors referred to therein (10).

         4.22              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Michael R. Hamblett
                           (10).

         4.23              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Heimdall Investments
                           Ltd. (10).

         4.24              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to MedCap Partners L.P.
                           (10).

         4.25              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Bonanza Capital
                           Masterfund Ltd. (10).

         4.26              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private
                           Healthcare Partnership, L.P. (10).

         4.27              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private
                           Healthcare Counterpart, L.P. (10).

         4.28              Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Adams, Harkness &
                           Hill, Inc. (10).

         4.29 Amended and Restated Secured Promissory Note issued to Medtronic International Limited on March 13, 2003, together with First Amendment to Note Purchase
                           Agreement, dated March 13, 2003, between Medtronic
                           International Limited and EP MedSystems, Inc. (10).

                                     II-10

         4.30              Mortgage Note, dated November 21, 2002, issued to
                           William Winstrom, in the principal amount of $375,000, together with related Mortgage and Security
                           Agreement (10).

         4.31              Mortgage Note, dated November 21, 2002, issued to
                           Anthony Varrichio, in the principal amount of $375,000, together with related Mortgage and Security
                           Agreement (10).

         5.1*              Opinion of Heller Ehrman White & McAuliffe LLP, regarding the legality of the Shares.

         23.1*             Consent of PricewaterhouseCoopers LLP.

         23.2*             Consent of Heller Ehrman White & McAuliffe LLP (included in its opinion in Exhibit
                           5.1).

         24.1*             Powers of Attorney (included on signature page).

------------------------------------------------
*  filed herewith
(1) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

(2) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, previously filed with the Commission.

(3) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K dated April 15, 1998, previously filed with the Commission.

(4) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K, dated September 7, 1999, previously filed with the Commission.

(5) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1999, previously filed with the Commission.

(6) Incorporated by reference from EP MedSystems, Inc.'s Current Report on Form 8-K, dated February 26, 2001, previously filed with the Commission.

(7) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2000, previously filed with the Commission.

(8) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No.1 through 4 previously filed with the Commission on June 26, 2001, August 24, 2001, September 28, 2001 and October 12, 2001, respectively.

(9) Incorporated by reference form EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, previously filed with the Commission.

(10) Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002, previously filed with the Commission.

                                     II-11